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             SOUTHERN UNION COMPANY AND SUBSIDIARIES

               COMPUTATION OF PER SHARE EARNINGS       Exhibit 11



                               Three Months      Twelve Months
                                   Ended             Ended
                               September 30,      September 30,
                             -----------------  -----------------
                               1996     1995      1996     1995
                             -------- --------  -------- --------
                               (in thousands of dollars, except
                                      per share amounts)

Net earnings (loss) avail-
 able for common stock.....  $(5,405) $(5,598)  $ 21,032 $ 16,639
                             =======  =======   ======== ========

Primary earnings per share:
 Average shares out-
  standing.................   16,224   16,126     16,206   16,095
 Stock options issued or
  granted..................      --       --         577      350
                             -------  -------   -------- --------
 Average shares out-
  standing.................   16,224   16,126     16,783   16,445
                             =======  =======   ======== ========

 Primary earnings (loss)
  per share................  $  (.33) $  (.35)  $   1.25 $   1.01
                             =======  =======   ======== ========

Fully diluted earnings
 per share:
  Average shares out-
   standing................   16,224   16,126     16,206   16,095
  Stock options issued or
   granted.................      --       --         617      390
                             -------  -------   -------- --------
  Average shares out-
   standing................   16,224   16,126     16,823   16,485
                             =======  =======   ======== ========
  Fully diluted earnings
   (loss) per share........  $  (.33) $  (.35)  $   1.25 $   1.01

                             =======  =======   ======== ========